UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 29, 2018 (August 24, 2018)

HENNESSY CAPITAL ACQUISITION CORP. III

(Exact name of registrant as specified in its charter)

Delaware	001-38119	81-4838205
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3485 N. Pines Way, Suite 110 Wilson, Wyoming	83014
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (307) 734-7879

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On August 24, 2018, Hennessy Capital Acquisition Corp. III, a Delaware corporation (the “Company”), entered into a Subscription Agreement (the “Cyrus Subscription Agreement”) with Cyrus Capital Partners, L.P., a Delaware limited partnership (“Subscriber”), pursuant to which Subscriber has agreed to subscribe for and purchase approximately $68.0 million of the Company’s preferred and common equity securities (the “Acquired Shares”), consisting of (i) 530,000 shares of the Company’s 7.00% Series A Convertible Cumulative Preferred Stock, par value $0.0001 per share (the “Preferred Stock”), at a cash purchase price of $100.00 per share of Preferred Stock, and (ii) 1,463,415 shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), at a cash purchase price of $10.25 per share of Common Stock. The Preferred Stock will have the terms, rights, obligations and preferences as set forth in the form of Certificate of Designations, Preferences, Rights and Limitations of 7.00% Series A Convertible Cumulative Preferred Stock of NRC Group Holdings Corp. (formerly known as Hennessy Capital Acquisition Corp. III) attached as Exhibit A to the Cyrus Subscription Agreement.

The purchase of the Acquired Shares (the “Closing”) will occur substantially concurrently with the consummation of the transactions contemplated by that certain Purchase Agreement, dated as of June 25, 2018 and amended as of July 12, 2018 (as may be further amended or supplemented, the “Purchase Agreement”), by and between the Company and JFL-NRC-SES Partners, LLC, a Delaware limited liability company (“Seller”), pursuant to which the Company will acquire from Seller all of the issued and outstanding membership interests of NRC Group Holdings, LLC, a Delaware limited liability company (“NRC Group”), which conducts its business through its subsidiaries, National Response Corporation and Sprint Energy Services, LLC (the “Business Combination”). Subject to customary exceptions, the parties’ obligations under the Cyrus Subscription Agreement will terminate upon the earlier to occur of (a) such date and time as the Purchase Agreement is terminated in accordance with its terms, (b) upon the mutual written agreement of the Company and Subscriber to terminate the Cyrus Subscription Agreement, (c) if any of the conditions to closing of the Cyrus Subscription Agreement are not satisfied on or prior to the Closing and, as a result thereof, the transactions contemplated by the Cyrus Subscription Agreement are not consummated at the Closing or (d) the Termination Date (as defined in the Purchase Agreement). The Company will pay Subscriber a fee equal to five percent (5%) of the aggregate Common Stock commitment amount at the Closing.

On August 29, 2018, the Company issued a press release announcing the entry into the Cyrus Subscription Agreement and certain other subscription agreements with other “qualified institutional buyers” (as defined in Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”)) (collectively, the “Other Subscription Agreements” and, together with the Cyrus Subscription Agreement, the “Subscription Agreements”) representing approximately $85.0 million in total equity commitments, comprised of (i) approximately $62 million of shares of Preferred Stock and (ii) approximately $23 million of shares of Common Stock. The terms and conditions of the Other Subscription Agreements are substantially similar to the Cyrus Subscription Agreement described above and attached hereto as Exhibit 10.1. The Company intends to use the gross proceeds from the Subscription Agreements to pay the cash component of the total purchase price payable to Seller under the Purchase Agreement and certain transaction fees and expenses related to the Business Combination. The approximately $85.0 million in total equity commitments under the Subscription Agreements will reduce the $125.0 million aggregate equity commitment of Nomura Securities International, Inc. (“Nomura”) under that certain Backstop and Subscription Agreement, dated as of June 25, 2018, between the Company and Nomura. The shares of Common Stock and Preferred Stock to be issued pursuant to the Subscription Agreements (including the shares of Common Stock issuable upon conversion of the Preferred Stock) will be subject to certain registration rights pursuant to the terms of an amended and restated registration rights agreement to be entered into at the Closing by and among the Company, each of the initial stockholders of the Company, Seller, J.F. Lehman & Company, LLC (and together with its respective affiliates (including Seller), subsidiaries, managed funds and its and their successors and assigns (other than the Company and its subsidiaries)), Cyrus, Nomura and the investors party to the Other Subscription Agreements.

The Cyrus Subscription Agreement is filed with this Current Report on Form 8-K as Exhibit 10.1 and is incorporated herein by reference, and the foregoing description of the Cyrus Subscription Agreement is qualified in its entirety by reference thereto. The Company’s August 29, 2018 press release is filed with this Current Report on Form 8-K as Exhibit 99.1 and is incorporated herein by reference.

Item 3.02 Unregistered Sales of Equity Securities.

The disclosure set forth above in Item 1.01 of this Current Report on Form 8-K is incorporated by reference herein. The shares of Common Stock and Preferred Stock to be issued pursuant to the Subscription Agreements (including the shares of Common Stock issuable upon conversion of the Preferred Stock) will not be registered under the Securities Act in reliance upon the exemption provided in Section 4(a)(2) of the Securities Act.

Additional Information About the Proposed Business Combination and Where to Find it

The proposed Business Combination will be submitted to stockholders of the Company for their consideration. The Company has filed with the Securities and Exchange Commission (the “SEC”) a preliminary proxy statement and intends to file with the SEC a definitive proxy statement in connection with the proposed Business Combination and other matters and will mail a definitive proxy statement and other relevant documents to its stockholders as of the record date established for voting on the proposed Business Combination. The Company’s stockholders and other interested persons are advised to read the preliminary proxy statement filed with the SEC on July 20, 2018 and, once available, any amendments thereto and the definitive proxy statement, in connection with the Company’s solicitation of proxies for its special meeting of stockholders to be held to approve, among other things, the proposed Business Combination because these documents will contain important information about the Company, NRC Group and the proposed Business Combination. Stockholders may also obtain a copy of the preliminary or definitive proxy statement, once available, as well as other documents filed with the SEC regarding the proposed Business Combination and other documents filed with the SEC by the Company, without charge, at the SEC’s website located at www.sec.gov or by directing a request to Nicholas A. Petruska, Executive Vice President and Chief Financial Officer, 3485 North Pines Way, Suite 110, Wilson, Wyoming 83014 or by telephone at (312) 803-0372.

Participants in the Solicitation

The Company, Seller, NRC Group, and certain of their respective directors, executive officers and other members of management and employees may, under SEC rules, be deemed to be participants in the solicitations of proxies from the Company’s stockholders in connection with the proposed Business Combination. Information regarding the persons who may, under SEC rules, be deemed participants in the solicitation of the Company’s stockholders in connection with the proposed Business Combination is set forth in the Company’s proxy statement. You can find more information about the Company’s directors and executive officers in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017, filed with the SEC on April 2, 2018. Additional information regarding the participants in the proxy solicitation and a description of their direct and indirect interests is included in the preliminary proxy statement, which can be obtained free of charge from the sources indicated above.

Forward-Looking Statements

This report includes, or incorporates by reference, “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “seek,” “target” or other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. Such forward-looking statements include, but are not limited to: (1) the financing component of the proposed Business Combination, including the Subscription Agreements; (2) references with respect to the anticipated benefits of the proposed Business Combination; (3) the projection of future financial performance of NRC Group, NRC Group’s operating companies and the Company following the proposed Business Combination; (4) changes in the market for NRC Group’s services and expansion plans and opportunities; (5) future acquisition or additional business combinations; (6) the sources and uses of cash; (7) the management and board composition of the Company following the proposed Business Combination; (8) the anticipated capitalization and enterprise value of the Company following the proposed Business Combination; (9) the continued listing of the Company’s securities on the NYSE American; and (10) the expected date of closing the proposed Business Combination.

These forward-looking statements are not guarantees of future results and are subject to risks, uncertainties and assumptions that could cause actual results to differ materially and adversely from those expressed in any forward-looking statement. Important risk factors that may cause such a difference in connection with the proposed Business Combination include, but are not limited to, the following factors: (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the Purchase Agreement; (2) the outcome of any legal proceedings that may be instituted against NRC Group, Seller or the Company following announcement of the proposed Business Combination and related transactions; (3) the inability to complete the transactions contemplated by the Purchase Agreement due to the failure to obtain approval of the stockholders of the Company, consummate the anticipated financing, obtain necessary approval from governmental authorities or satisfy other conditions to the closing of the proposed Business Combination; (4) the ability to obtain or maintain the listing of the Company’s securities on the NYSE American following the proposed Business Combination; (5) the risk that the proposed Business Combination disrupts the parties’ current plans and operations as a result of the announcement and consummation of the transactions described herein; (6) the ability to recognize the anticipated benefits of the proposed Business Combination, which may be affected by, among other things, competition and the ability of the combined business to grow and manage growth profitably; (7) unexpected costs, charges or expenses related to or resulting from the proposed Business Combination; (8) changes in applicable laws or regulations; (9) the possibility that NRC Group or the Company may be adversely affected by other economic, business, and/or competitive factors; and (10) other risks associated with the proposed Business Combination, as are more fully discussed in the proxy statement filed by the Company with the SEC in connection with the proposed Business Combination. Investors and potential investors are urged not to place undue reliance on forward-looking statements in this report, which speak only as of this date. Neither the Company nor Seller nor NRC Group undertakes any obligation to revise or update publicly any forward-looking statement to reflect future events or circumstances. Nothing contained herein constitutes or will be deemed to constitute a forecast, project or estimate of the future financial performance of the Company, NRC Group or the combined company following the implementation of the proposed Business Combination or otherwise. In addition, actual results are subject to other risks identified in the Company’s prior and future filings with the SEC, available at www.sec.gov.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

Number	Description

10.1	Subscription Agreement, dated as of August 24, 2018, by and between Hennessy Capital Acquisition Corp. III and Cyrus Capital Partners, L.P., a Delaware limited partnership (including the form of Certificate of Designations, Preferences, Rights and Limitations of 7.00% Series A Convertible Cumulative Preferred Stock of NRC Group Holdings Corp. (formerly known as Hennessy Capital Acquisition Corp. III) attached as Exhibit A thereto).

99.1	Press release issued by Hennessy Capital Acquisition Corp. III on August 29, 2018

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 29, 2018

HENNESSY CAPITAL ACQUISITION CORP. III

By:	/s/ Daniel J. Hennessy
Name: Daniel J. Hennessy
Title: Chief Executive Officer